Exhibit 97.1

BLUE BIRD CORPORATION
Clawback Policy

The Board of Directors (the “Board”) of Blue Bird Corporation (the “Company”) has adopted this Clawback Policy (this “Policy”), the purpose of which is to enable the Company to recover Erroneously Awarded Compensation in the event that the Company is required to prepare an Accounting Restatement. This Policy is intended to comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Nasdaq Listing Rule 5608 (the “Listing Rule”). Unless otherwise defined in this Policy, capitalized terms shall have the meaning ascribed to such terms in Section 2 of this Policy.

1.    Administration.

Except as specifically set forth herein, this Policy shall be administered by the Board or, if so designated by the Board, a committee thereof (the Board or such committee charged with administration of this Policy, the “Administrator”). The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. All determinations and decisions made by the Administrator pursuant to the provisions of this Policy shall be final, conclusive and binding on all affected persons. Any action or inaction by the Administrator with respect to an Executive Officer under this Policy in no way limits the Administrator’s actions or decisions not to act with respect to any other Executive Officer under this Policy or under any similar policy, agreement or arrangement, nor shall any such action or inaction serve as a waiver of any rights the Company may have against any Executive Officer.

In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such other committees of the Board, such as the Board’s Audit Committee or Compensation Committee (the “Compensation Committee”), as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation under applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

2.    Definitions.

a.“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
b.“Accounting Restatement Date” means the earlier to occur of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.
c.“Administrator” has the meaning set forth in Section 1 of this Policy.
d.“Applicable Period” means the three completed fiscal years immediately preceding the Accounting Restatement Date, as well as any transition period that results from a change in the Company’s fiscal year within or immediately following such three completed fiscal years; provided, however, that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to twelve months shall be deemed a completed fiscal year.
e.“Erroneously Awarded Compensation” has the meaning set forth in Section 5 of this Policy.

Exhibit 97.1
f.“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s parent(s) or subsidiaries are deemed “Executive Officers” if they perform such policy making functions for the Company. Policy-making function is not intended to include policy-making functions that are not significant. Identification of an “Executive Officer” for purposes of this Policy would include at a minimum executive officers identified pursuant to 17 C.F.R. 229.401(b).
g.A “Financial Reporting Measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure; provided, however, that a Financial Reporting Measure is not required to be presented within the Company’s financial statements or included in a filing with the SEC to qualify as a “Financial Reporting Measure.” Financial Reporting Measures include, but are not limited to, the following (and any measures derived from the following): Company stock price; total stockholder return; [revenues; net income; profitability of one or more reportable segments; financial ratios (e.g., accounts receivable turnover and inventory turnover rates); earnings before interest, taxes, depreciation and amortization (“EBITDA”), including Adjusted EBITDA as defined and used by the Company; funds from operations and adjusted funds from operations; liquidity measures, including Free Cash Flow as defined and used by the Company; return measures (e.g., return on invested capital and return on assets); and earnings measures (e.g., earnings per share).]
h.“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For purposes of this Policy, Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period. For the avoidance of doubt, Incentive-Based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered Received when the relevant Financial Reporting Measure is achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.
i.“Nasdaq” means The Nasdaq Stock Market.
j.“SEC” means the U.S. Securities and Exchange Commission.

3.    Policy Application.

This Policy applies to all Incentive-Based Compensation Received by a person: (i) after beginning service as an Executive Officer; (ii) who served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation; (iii) while the Company had a listed class of securities on a national securities exchange; and (iv) during the Applicable Period.

4.    Policy Recovery Requirement.

In the event the Company is required to prepare an Accounting Restatement, the Company shall recover, reasonably promptly, the amount of any Erroneously Awarded Compensation Received by any Executive Officer, as calculated pursuant to Section 5 of this Policy, during the Applicable Period.

The Company’s obligation to recover Erroneously Awarded Compensation under this Policy is not dependent on if or when the Company files with the SEC restated financial statements. Recovery under this Policy with respect to an Executive Officer shall not require the finding of any misconduct by such Executive Officer or such Executive Officer being found responsible for the accounting error leading to an Accounting Restatement.

Exhibit 97.1
5.    Erroneously Awarded Compensation.

The amount of “Erroneously Awarded Compensation” subject to recovery under the Policy is the amount of Incentive-Based Compensation Received by the Executive Officer that exceeds the amount of Incentive-Based Compensation that would have been Received by the Executive Officer had it been determined based on the restated amounts.

Erroneously Awarded Compensation shall be computed without regard to any taxes paid by the Executive Officer in respect of the Erroneously Awarded Compensation.

By way of example, with respect to any compensation plans or programs that take into account Incentive-Based Compensation, the amount of Erroneously Awarded Compensation subject to recovery under this Policy includes, but is not limited to, the amount contributed to any notional account based on Erroneously Awarded Compensation and any earnings accrued to date on that notional amount.

For Incentive-Based Compensation based on stock price or total stockholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was Received; and (ii) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.

6.    Method of Recoupment.

The Administrator shall determine, in its sole discretion, the timing and method for promptly recovering Erroneously Awarded Compensation under this Policy, which may include, without limitation: (i) seeking reimbursement of all or part of any cash or equity-based award; (ii) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid; (iii) cancelling or offsetting against any planned future cash or equity-based awards; (iv) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder; and (v) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Administrator may effect recovery under this Policy from any amount otherwise payable to the Executive Officer, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the Executive Officer. [In addition, the applicable Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation.]

The Company shall recover, and is authorized and directed pursuant to this Policy to recover, Erroneously Awarded Compensation in compliance with this Policy, except to the extent that the conditions set forth below in Sections 6(a), 6(b) or 6(c) of this Policy are met, and the Compensation Committee (or in the absence of such a committee, a majority of the independent directors serving on the Board) determines that recovery would be impracticable:

a.The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover and provide that documentation to Nasdaq;
b.Recovery would violate home country law of the issuer where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously

Exhibit 97.1
Awarded Compensation based on violation of home country law of the issuer, the Company must satisfy the applicable opinion and disclosure requirements of Rule 10D-1 and the Listing Rule; or
c.Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

7.    No Indemnification of Executive Officers.

Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Executive Officer that may be interpreted to the contrary, the Company is prohibited from indemnifying any Executive Officer or former Executive Officer against the loss of Erroneously Awarded Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any such Executive Officers to fund potential clawback obligations under this Policy.

8.    Administrator Indemnification.

Any members of the Administrator, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy or agreements with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy or agreements.

9.    Required Policy-Related Filings.

The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the U.S. federal securities laws, including disclosures required by applicable SEC filings.

10.    Effective Date; Retroactive Application.

This Policy shall be effective as of August 8, 2023 (the “Effective Date”). The terms of this Policy shall apply to any Incentive-Based Compensation that is Received by Executive Officers on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted or paid to Executive Officers prior to the Effective Date. Without limiting the generality of Section 6 of this Policy, and subject to applicable law, the Administrator may effect recovery under this Policy from any amount of compensation approved, awarded, granted, payable or paid to the Executive Officer prior to, on or after the Effective Date.

11.    Severability.

The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision shall be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

12.    Amendment; Termination.

The Board may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed.

Exhibit 97.1
13.    Other Recoupment Rights; Company Claims.

Any right of recovery or recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery or recoupment that may be available to the Company under applicable law or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Nothing contained in this Policy, and no recovery or recoupment contemplated by this Policy, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against an Executive Officer arising out of or resulting from any actions or omissions by the Executive Officer.

14.    Successors.
This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

15.    Governing Law; Venue.

This Policy and all rights and obligations hereunder are governed by and construed in accordance with the internal laws of the State of Delaware, excluding any choice of law rules or principles that may direct the application of the laws of another jurisdiction. All actions arising out of or relating to this Policy shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction or if subject matter jurisdiction over the matter that is the subject of any such legal action or proceeding is vested exclusively in the U.S. federal courts, the U.S. District Court for the District of Delaware.

16.    Acknowledgement.

Each Executive Officer, including any former Executive Officer who continues to be employed or otherwise engaged by the Company, shall sign and return to the Company, within thirty (30) calendar days following the later of: (i) the Effective Date; or (ii) the date the individual becomes an Executive Officer, the Acknowledgement Form attached hereto as Exhibit A.

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Exhibit 97.1
EXHIBIT A

BLUE BIRD CORPORATION CLAWBACK POLICY

ACKNOWLEDGMENT FORM

I, the undersigned, agree and acknowledge that I am fully bound by, and subject to, all of the terms and conditions of the Blue Bird Corporation Clawback Policy (as may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”). In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern. In the event it is determined by the Administrator that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement. Any capitalized terms used in this Acknowledgment without definition shall have the meaning set forth in the Policy.

By: _________________________________ Date: _________________________________
Name: _______________________________
Title: ________________________________